Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 16,000,000.00	0.0001381	$ 0.00
Fees Previously Paid
	Total Transaction Valuation:	$ 16,000,000.00
	Total Fees Due for Filing:			$ 0.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	Issuer is a feeder fund in a master-feeder structure and invests substantially all of its assets in GCM Grosvenor Core Absolute Return Master Fund, LLC (the "Master Fund"). All Shares, if any, repurchased from investors of the Issuer by the Issuer, will have corresponding repurchases of limited liability company interests of the Master Fund from the Issuer. The Master Fund pays tender offer registration fees for its corresponding tender offer, which is also subject to Rule 13e-4. Issuer avails itself of SEC staff no-action relief applicable to feeder funds for fees on shares they offer to repurchase from the public. See Ironwood Multi-Strategy Fund LLC and Ironwood Institutional Multi-Strategy Fund LLC, SEC No-Action Letter (pub. avail. April 19, 2017).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources